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                                                                   Exhibit 10.15


                              (Summary Translation)

                    POLYSILICON SUPPLY COOPERATION AGREEMENT

PARTY A: JIANGXI LDK SOLAR HIGH-TECH CO., LTD.

Address: High-Tech Industrial Park, Xinyu City, Jiangxi Province

Legal Representative: Xiaofeng Peng

PARTY B: E'MEI SEMI-CONDUCTOR MATERIALS PLANT

Address: No. 88 Fubei Road, E'meishan City, Sichuan Province

Legal Representative: Wencheng Hu

     E'mei Semi-conductor Materials Plant is currently preparing for the construction of a 1500-ton solar grade polysilicon manufacturing project, with its sole investment, which is anticipated to be put into operation at the end of 2008. E'mei Semi-conductor Materials Plant will establish the phase two
1500-ton solar grade polysilicon manufacturing project at an appropriate time.

To take advantage of each other's strengths, jointly prevent market and industry risks and obtain development advantage, Party A and Party B, after friendly negotiations and based on the principle of mutual trust and respect, enter into this long-term strategic cooperation agreement to establish a long-term, friendly and cooperative relationship:

ARTICLE 1   Party A's Obligation

1. Party A undertakes that it will give priority to using Party B's solar grade polysilicon feedstock under the same condition, and will expand its purchasing quantity each year based on Party B's production capacity expansion.

2. Party A undertakes that starting from 2008, it will purchase solar grade polysilicon feedstock from Party B with an annual approximate purchasing quantity of 100 tons, provided that the quality of the polysilicon feedstock supplied by Party B shall comply with Party A's manufacturing and technology requirements.

3. Party A undertakes that it will pay 10% of the total purchasing price in a given year as advance payment for the purchase of solar grade polysilicon feedstock under this agreement. The specific payment schedule is as follows:

     Renminbi ten million to be paid before September 30, 2007; Renminbi forty million to be paid before December 31, 2007; Renminbi eighty million to be paid before June 30, 2008; and Renminbi one hundred and twenty million to be paid before December 31, 2008. The total amount is Renminbi two hundred and fifty million, which shall be deducted from the payment for the products under this agreement.

ARTICLE 2   Party B's Obligation

1. Party B undertakes that starting from 2008, it will supply Party A with solar grade polysilicon feedstock that is in compliance with the industry standards, and will satisfy Party A's needs to the extent possible based on Party B's output capacity expansion.



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2.    Party B undertakes that starting from 2008, it will supply Party A with solar grade polysilicon feedstock that is in compliance with the industry standard. The specific quantity shall be approximately 100 tons in 2008, 500 tons in 2009, 500 tons in 2010, 500 tons in 2011, 500 tons in 2012 and
      400 tons in 2013.

3. Party B undertakes that based on this long-term, friendly and cooperative relationship, it will give Party A preferential prices and will supply products to Party A at the price it gives to strategic cooperative partners with reference to the market price set by well-known domestic solar grade polysilicon feedstock manufacturers.

4. Party B undertakes that the quality of the solar grade polysilicon feedstock supplied to Party A shall comply with solar grade solar cells' manufacturing and technology requirements.

5. Party B undertakes that it will give Party A priority to be involved in Party B's restructuring occurring at the end of 2007 or early 2008. If Party A becomes Party B's investor, the advance payment for the products under this agreement will be turned into Party A's capital contribution in accordance with the relevant state regulations. Specific matters may be further negotiated.

ARTICLE 3 Both parties agree that each party will keep confidential all technologies and business information obtained from the other party. A party shall be entitled to damages for breach against the other party if the violation by the other party causes any losses to the party. Both parties will provide their annual financial statements to each other subject to such confidential undertakings.

ARTICLE 4 The term of both parties' phase one strategic cooperation shall be six years, commencing on June 1, 2008 through December 31, 2013.

ARTICLE 5 Liability for Breach: This agreement has legally binding effect. Both parties shall jointly abide by this agreement in good faith. If a party is in violation of this agreement, the other party is entitled to hold the breaching party legally liable.

ARTICLE 6 Any dispute in connection with this agreement shall be settled through friendly consultation between the two parties. If no settlement can be reached after consultation, such dispute shall be submitted to the court having jurisdiction over the place where the disputing party is located.

ARTICLE 7 This agreement is executed in two originals. Each party holds one original. This agreement shall become effective upon signing by both parties.


Party A:  Jiangxi LDK Solar Hi-Tech Co.,    Party B:  E'mei Semi-conductor
Ltd.                                        Materials Plant


          (Company seal)                            (Company seal)

Legal Representative (signature):           Legal Representative (signature):

          /s/  Xiaofeng Peng                    /s/  Liangping Deng
       -----------------------              -------------------------

Date: March 28, 2007                        Date: March 28, 2007


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